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                                                                    Exhibit 99.1
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                          SIGHT RESOURCE CORPORATION
              CLOSES MERGER WITH EYESHOP FOLLOWING ANNUAL MEETING

HOLLISTON, Mass.--July 20, 2001--SIGHT RESOURCE CORPORATION (OTC: VISN), a leading provider of primary eye care products, services, and managed vision care programs, announced that at the continuation of Company's annual meeting today at 10:00 a.m. EST, shareholders adopted an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares. Subsequently, the Company closed its merger with eyeshop.com inc. and two equity financings, raising a total of $2.075 million. This financing, when combined with the previous funding of $250,000 which coincided with the merger announcement on May 23, 2001, brings the total funding to $2.3025 million.

In addition, the Company also received approval from shareholders to amend the Company's 1992 Employee, Director and Consultant Stock Option Plan to increase the maximum number of shares of common stock from 1,850,000 shares to 6,500,000 shares for which stock options may be granted under the option plan.

In discussing the final results of the shareholder vote, Chairman E. Dean Butler stated, "We are pleased that our shareholders responded so positively and that the votes cast for the amendment to the Company's Certificate of Incorporation approved the proposal which allowed us to complete the merger of eyeshop and SRC. With the experienced leadership our team brings to the Company, and the exceptional dedication of everyone at Sight Resource, we're optimistic about the future."

President and CEO Carene Kunkler added, "Dean and I both believe that Sight Resource has tremendous potential. We're happy to see that our shareholders have endorsed our vision for the Company and I want to assure them that we are putting all of our efforts into returning Sight Resource to profitability."

Sight Resource Corporation is one of the country's leading providers of primary eye care products and services including managed vision care programs, operating 121 primary eye care centers in the U.S. The Company provides a full range of eyewear, contact lenses, prescription and non-prescription sun wear, and a complete line of accessories through an integrated network of opticians, optometrists, and ophthalmologists affiliated with its primary eye care chains:
Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Eyeglass Emporium in Indiana, Kent Optical in Michigan, Shawnee Optical in Pennsylvania and Ohio, Vision Plaza in Louisiana and Mississippi, and Vision World in Rhode Island.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Risks and additional factors affecting the Company's business including, without limitation, those described under "Business Risks and Cautionary Statements" in the Company's Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 30, 2000, filed with the Securities and Exchange Commission.

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Contact:

    Sight Resource Corporation
    Carene Kunkler
    508-429-6916